Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation in this Registration Statement on Amendment No. 2 to Form S-4 of ID Arizona Corp. (Registration Statement No. 333-158336) of our report dated March 19, 2009 relating to our audit of the financial statements of Ideation Acquisition Corp. as of December 31, 2008 and 2007, and for the year ended December 31, 2008 and the periods from June 1, 2007 (Inception) to December 31, 2008 and 2007.
We also consent to the reference to us under the heading “Experts” in such Registration Statement.
Roseland, New Jersey
September 9, 2009

An independent firm associated with AGN International Ltd